                                                                   EXHIBIT 10.11

                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT is made this _____ day of January, 1999, by and between The Wyndhurst Capital Group, LLC, whose principal place of business is 575 S. Charles Street, Suite 200, Baltimore, MD 21201 (hereinafter referred to as the "Consultant"), and America's Doctor, Inc., whose principal place of business is located at 11403 Cronridge Drive, Suite 200, Owings Mills, MD 21117 (hereinafter referred to as "AD" or the "Company).

      WHEREAS, the Consultant has provided numerous services for the Company since its inception, including but not limited to helping to found the Company in August, 1997, negotiating the America OnLine contract, assisting the Company in obtaining its start-up capital; negotiating major contracts; and structuring the Company;

      WHEREAS, the Company recognizes the Consultant's importance to the Company and the significant role the Consultant has played in the accomplishments of the Company to date;

      WHEREAS, the Company desires to have the Consultant continue to perform consulting services for the Company;

      WHEREAS, the Consultant desires to continue consulting to the Company, its Board of Directors and the officers of the Company;

      WHEREAS, the Consultant has been and shall remain an independent contractor and not an employee of the Company;

      WHEREAS, the Company and the Consultant have an ongoing agreement regarding the compensation of the Consultant which both parties desire to memorialize in writing;

      NOW, THEREFORE, it is agreed as follows:

      1. Recitals. The abovementioned recitals are incorporated as if fully set forth herein.

      2. Term. The term of this Consulting Agreement shall be for a period of one (1) year commencing on November 1, 1998, and may be renewed for two (2) successive six (6) month periods upon the agreement of the Company and the Consultant.

      3. Consultations. The Consultant shall be available to consult with the Board of Directors, and the officers of the Company, at reasonable times, concerning matters pertaining to the organization of the administrative staff, the fiscal policies of the Company, the relationship of the Company with its employees or with any organization representing its employees, and, in general, the important problems of concern in the business affairs of the Company. The Consultant's services shall include, but not be limited to the following duties and functions relating to the Company: (i) coordinate, supervise all financing activities of the Company; (ii) serve as the primary contact/advisor for the Company in connection with the raising of capital in the form of debt or equity; (iii) assist the Company in structuring the employee stock option plan; (iv) act as the primary business interface between the Company's outside counsel and Company management; (v) serve as the primary interface between the Company management and its Board of Directors; (vi) assist in the preparation of the Company's business plans and financial forecasts; (vii) perform management/business consulting services;
(viii) and any other activities reasonably requested by the Company or its Directors. The Consultant shall not represent the Company, its Board of Directors, its officers or any other members of the Company in any transactions or communications nor shall Consultant make claim to do so, unless authorized by the Company, its officers or its Directors.

      4. Compensation.

            4.1 Monthly Fee. The Consultant shall receive $10,000 per month, payable monthly from the Company for the performance of the services to be rendered to the Company pursuant to the terms of the Consulting Agreement. The monthly fee may be applied against fees paid to the Consultant pursuant to
Section 4.3 below.

            4.2 Out-of-Pocket Expenses. In addition, the Company shall reimburse the Consultant for any reasonable out of pocket expenses incurred by the Consultant pursuant to the terms of this Consulting Agreement.

            4.3. Fees Paid Upon Financing(s). By way of background, the Company executed a letter agreement with the Robinson-Humphrey Company, LLC ("RH") on November 9, 1998, in which RH agreed to become the exclusive agent of the Company to seek and to raise approximately $10,000,000 to $12,000,000 of private equity for the Company within a specified time period. The Consultant was to supervise RH's activities and be the primary interface between the Company and RH. The Company obligated itself to pay RH and the Consultant a cash fee totaling six percent (6%) of the amount of securities sold by the Company, and $0.01 warrants of the Company representing three eights of one percent (3/8 of 1%) of the Company (on a fully diluted basis at the time of the placement) for each $1,000,000 million dollars of securities sold. In addition, the Company had previously obligated itself to pay the Consultant and other consultant(s) cash fees and warrants, which when added to compensation to be paid to RH equaled a total of 8% cash and 5,075 $.01 for each $1,000,000 raised for the first $6,420,000 of funds raised. Shortly after executing this letter agreement, RH asked to be and was released by the Company from performance under the letter agreement. Prior to, during, and since the time RH was released from performance under the letter agreement, the Company has relied upon the Consultant as its primary source of guidance, expertise, and assistance in all aspects relating to the Company's finances. In payment to the Consultant for this and other services performed for the Company, the Company agreed and agrees to compensate the Consultant (or its designee(s)) as follows:

                  4.3(a) The Company's current $3,500,000 million dollar Common Stock offering.

                  The Company is currently raising $3,500,000 million dollars through a private offering of Common Stock at $25.00 per share. Upon the close of this offering, the Consultant (or its designee(s)) shall be entitled to: (i) a cash fee equal to eight percent (8%) of the total funds raised, minus the aggregate Monthly Fee previously paid to the Consultant (in accordance with Section 4.1); and (ii) $0.01 warrants of the Company representing 10,124 shares of Common Stock of the Company; and

                  4.3(b) The proposed investment by Tullis-Dickerson Capital Focus II ("TDCFII").

                  The Company is currently negotiating an investment by TDCFII in an amount up to $4,000,000 at a price of $30.00 per share of Convertible Series A Preferred Stock. Upon the close of this offering with TDCFII (or the prior close with any other party investing $4,000,000 in the Company), the Consultant (or its designee(s)) shall be entitled to: (i) a cash fee equal to six percent (6%) of the funds raised, minus the aggregate Monthly Fee previously paid to the Consultant (in accordance with Section 4.1) to the extent that such Monthly Fee did not reduce the cash fee in Section 4.3(a)(i); and (ii) $0.01 warrants of the Company representing 10,517 shares of Common Stock of the Company; and

                  4.3(c) The Company's fundraising efforts up to and including $6,000,000 over and above the amounts contained in Section 4.3(a) and 4.3(b).

                  The Company anticipates it will seek funding in excess of the amounts contemplated in Sections 4.3(a) and 4.3(b) above, and shall compensate the Consultant (or its designee(s)) for any such amounts raised by the Company, up to and including $6,000,000 raised over and above the amounts described in Sections 4.3(a) and 4.3(b) (in the form of either debt or equity), as follows:
(i) a cash fee equal to six percent (6%) of the funds raised, minus the aggregate Monthly Fee previously paid to the Consultant (in accordance with Section 4.1) to the extent that such Monthly Fee did not reduce the cash fee in
Section 4.3(a)(i) and/or Section 4.3(b)(i); and (ii) $0.01 warrants of the Company equal to three-eighths of one percent (3/8 of 1%) for each $1,000,000 million dollars raised (on a fully diluted basis at the time of the raise); and

                  4.3(d) Fundraising efforts by the Company over and above the amounts contained in Sections 4.3(a), 4.3(b) and 4.3(c).

            The Company anticipates it will seek additional capital over and above the amounts contemplated in 4.3(a), 4.3(b), and 4.3(c) above, at which time the amount of cash and warrant compensation to be paid to the Consultant (or its designee(s)) shall be mutually agreed upon by the Consultant and the Company.

            4.4 Compensation for other services. The Consultant shall be entitled to market compensation for performing other services for the Company, including but not limited to, negotiating a sale or merger or related transaction. The compensation to be paid for such services shall be mutually agreed upon between the Company and the Consultant.

      5. Independent Contractor. Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this Consulting Agreement. Accordingly, the Consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the Consultant's activities in accordance with this Consulting Agreement.

      6. Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this Consulting Agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents, members, employees or affiliates of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence.

      7. Indemnification. The Company shall indemnify and hold harmless the Consultant, its agents, members, employees, and affiliates of each (collectively the "Indemnified Party") from and against any losses, claims, damages, expenses, liabilities, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) joint or several, to which any of them may become subject by reason of the fact that he is or was a consultant, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including all reasonable legal fees and other reasonable expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any claim, action, suit, proceeding, loss damage, expense or liability, whether or not in connection with an action in which the Consultant, its agents, members, employees or affiliates is a named party), judgments, fines and amounts paid in settlement to the fullest extent allowable by law. The Company will not, however, be responsible under the foregoing provisions with respect to any loss, claim, damage, expense or liability to the extent that a court competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such loss, claim, damage, expense or liability resulted from actions taken or omitted to be taken by the Consultant due to the Consultant's gross negligence or willful misconduct.

      8. Termination. This Consulting Agreement may be terminated by either party upon thirty (30) days' written notice to the other party at the address stated above or at an address chosen subsequent to the execution of this Consulting Agreement and duly communicated to the other party. Notwithstanding the foregoing, it is expressly understood that the provisions relating to the payment of fees and expenses and indemnification will survive any such termination or expiration of this Consulting Agreement or completion of the Consultant's services.

      9. Information. In connection with the Consultant's engagement, the Company and its advisors will furnish the Consultant with all data, material and information concerning the Company (the "Information") which the Consultant reasonably request or is necessary for the Consultant's performance of its services, all of which will be accurate and complete in all material respects. The Consultant agrees that any Information received by the Consultant during any furtherance of the Consultant's obligations in accordance with this Consulting Agreement will be treated by the Consultant in full confidence and will not be revealed to any other person, firms or organizations except to its agents, members, employees, and affiliates in connection with the Consulting services to be performed on behalf of the Company.

      10. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in the State of Maryland. In the event that litigation results from or arises out of this Consulting Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. The Company acknowledges that in no event shall the aggregate contribution of the Consultant, its agents, members, employees, and affiliates of each exceed the amount of the fee actually received by the Consultant pursuant to this Consulting Agreement. In addition, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

      11. Miscellaneous.

            11.1 Entire Agreement. This Consulting Agreement constitutes the entire agreement between the parties and supersedes and takes precedence over all prior agreements or understanding whether oral or written, between the Consultant and the Company and may only be modified by written agreement signed by both parties.

            11.2 Governing Law. This Consulting Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflict of laws principles.

            11.3 Headings. The paragraph headings in this Agreement have been included for mere convenience of reference, and shall not be considered substantive parts of this Agreement in resolving any question or interpretation or construction.

            11.4 No Waiver. The failure of either party to object to, or to take affirmative action with respect to, any conduct of the other party that violates any term or condition of this Agreement shall be limited to that particular instance, and shall not be construed as a waiver of that party's rights for such breach or as a waiver of such remedies for future breaches by the other party.

            11.5 Severability. If any provision of this Agreement becomes unlawful or unenforceable in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity or unenforceability without invalidating the remaining provisions of this Agreement, and any such invalidity or unenforceability in any jurisdiction shall not invalidate such provision or render it unenforceable in any other jurisdiction.

            11.6 Binding Agreement; Assignment. This Agreement is binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns. Neither party may transfer or assign this Agreement without the prior written consent of the other party.

            11.7 Rights Unique. The parties hereto acknowledge that each party's rights and obligations hereunder (other than the payment of money for which there is an adequate remedy for damages at law) are special, unique, extraordinary and impossible of replacement, which gives them a peculiar value, the loss of which could not be reasonably or adequately compensated in damages in an action at law, and that either party's failure or refusal to perform its obligations hereunder would cause the other party loss and damages. If either party fails or refuses to perform such obligations, the other party shall be entitled to injunctive or other equitable relief against it, including temporary relief prior to a time at which a preliminary hearing may be held by a court of competent jurisdiction to prevent the continuance of such failure or refusal or to prevent the breaching party from granting rights to others in violation of this Agreement.

            11.8 Number/Gender/Plural. All pronouns and words shall be read in appropriate number and gender; the masculine, feminine and neuter shall be interpreted interchangeably; and the singular shall include the plural and vice versa, as the circumstances may require.

            11.9 Voluntary Agreement. The parties hereto represent that they have carefully read the foregoing Consulting Agreement, understood its terms, consulted with an attorney of their choice, and voluntarily signed the same as their own free act with the intent to be legally bound thereby. The terms of this Consulting Agreement are contractual and not a mere recital.

                              (CONTINUED NEXT PAGE)

      IN WITNESS WHEREOF, the parties have hereunto executed this Consulting Agreement as of the date hereupon first written.

THE WYNDHURST CAPITAL GROUP, LLC                ATTEST:

By: /s/ Lewis Goodman                           /s/
    ----------------------------                --------------------------------
Lewis Goodman, Managing Director


America's Doctor, Inc.                                ATTEST:

By: /s/ Scott M. Rifkin                         /s/ Allan Sanders
    ----------------------------                --------------------------------
Scott M. Rifkin, Chairman and CEO